Exhibit 99

For Immediate Release
Contact:	W. Andrew Adams Chief Executive Officer
Phone:	(615) 980-9100
National Health Investors, Inc. Announces Appointment of
New President and Chief Operating Officer
MURFREESBORO, Tenn. (February 18, 2009) — National Health Investors, Inc. (NYSE: NHI) a real estate investment trust, today announced the appointment of Justin Hutchens as President and Chief Operating Officer of NHI. Mr. Hutchens is expected to transition from his current position and to join NHI on a full time basis by March 18, 2009.
Commenting on the appointment, Chief Executive Officer W. Andrew Adams said, “We are extremely pleased with the addition of Justin Hutchens to our team. Since NHI’s beginning the management has had a strong operational focus in addition to its financial strengths and creativity. Mr. Hutchens brings additional depth to this focus at a very unique time in the health care industry due to the country’s extreme economic crisis at the present time. With NHI’s present management, with the addition of Mr. Hutchens, with the many investment opportunities the company has been presented due to the economic crisis, and with the company’s debt free balance sheet and $100M plus of cash, NHI believes it to be in the most unique opportunistic position within the health care REIT universe.”
Mr. Hutchens commented, “I’m very excited about the opportunity to contribute to the continued success of National Health Investors. NHI is well positioned for growth with a pristine balance sheet and cash liquidity.”
Mr. Hutchens, age 34, has served as Executive Vice President and Chief Operating Officer for Emeritus Senior Living (NYSE:ESC), a national provider of assisted living and Alzheimer’s and related dementia care services since September 2007. Mr. Hutchens served as Senior Vice-President and COO for Summerville Senior Living, Inc. from November 2003 until Summerville was acquired by Emeritus. He joined Summerville Senior Living, Inc. in 2001 as a Regional Director of Operations. Mr. Hutchens has a multi-site management background in the areas of marketing and operations in the senior housing and long-term care arena. He has management oversight experience with hundreds of skilled nursing and assisted living communities starting in 1994. Mr. Hutchens is the chair of the Operational Excellence Advisory Panel for the Assisted Living Federation of America (ALFA) and the past chair and current member of the COO roundtable for ALFA.

NHI specializes in the financing of health care real estate by first mortgage and by purchase and leaseback transactions. The common stock of National Health Investors trades on the New York Stock Exchange with the symbol NHI. Additional information including NHI’s most recent press releases may be obtained on our web site at www.nhinvestors.com.
Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI’s judgment as of the date of this release.